Exhibit 99.2

Item 2. Properties

Cincinnati Bell Inc. and its subsidiaries own or maintain facilities in Ohio, Kentucky, Indiana, Michigan, and Illinois. Principal office locations are in Cincinnati, Ohio.

The property of the Company comprises telephone plant and equipment in its local telephone franchise area (i.e., Greater Cincinnati), the infrastructure associated with its wireless business in the Greater Cincinnati and Dayton, Ohio operating areas, and eleven data center facilities. Each of the Company’s subsidiaries maintains some investment in furniture and office equipment, computer equipment and associated operating system software, application system software, leasehold improvements, and other assets.

With regard to its local telephone operations, the Company owns substantially all of the central office switching stations and the land upon which they are situated. Some business and administrative offices are located in rented facilities, some of which are recorded as capital leases. In its wireless operations, CBW both owns and leases the locations that house its switching and messaging equipment. With the sale of 196 wireless towers in December 2009, CBW now leases substantially all of its tower sites, primarily from tower companies and other wireless carriers. CBW’s tower leases are typically either for a fixed 20-year term ending in December 2029 or renewable on a long-term basis at CBW’s option, both with predetermined rate escalations. In addition, CBW leases 22 Company-run retail locations. Technology Solutions operates eleven data centers — five owned and six leased — in Ohio, Kentucky, Indiana, Michigan, and Illinois. The data centers provide 24-hour monitoring of the customer’s computer equipment in the data center, power, environmental controls, and high-speed, high-bandwidth point-to-point optical network connections. CBTS also has leased office space in Kentucky, Ohio, Indiana, and Canada.

The Company’s gross investment in property, plant, and equipment was $3,145.1 million and $3,007.4 million at December 31, 2009 and 2008, respectively, and was divided among the operating segments as follows:

	December 31,
	2009	2008
Wireline	77.5%	77.7%
Wireless	11.8%	12.3%
Technology Solutions	10.6%	9.9%
Corporate	0.1%	0.1%

Total	100.0%	100.0%

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